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SLV

iShares Silver Trust ETF.

For traders with mettle.

SLV iShares Silver Trust

For many traders, liquidity is an important part of an overall investment strategy. iShares Silver Trust ETF was created with that in mind. Unlike physical silver, it's easier to buy and sell – making it an option for investors who seek to maximize returns over the short term. Plus, it's low-cost, so like other iShares ETFs, it can help you keep more of what you earn.

For details, visit iShares.com/silver

iShares® by BlackRock®

Investing involves risk, including possible loss of principal. The iShares Silver Trust (SLV or the "Trust") is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of SLV are not subject to the same regulatory requirements as mutual funds. Because shares of SLV are intended to reflect the price of the silver held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting silver prices. SLV has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737. There can be no assurance that an active trading market for shares of SLV will develop or be maintained. Buying and selling shares of ETFs will result in brokerage commissions. BlackRock Asset Management International Inc. ("BAMII") is the sponsor of the Silver Trust. BlackRock Investments, LLC ("BRIL"), assists in the promotion of the Silver Trust. BAMII and BRIL are affiliates of BlackRock, Inc. (together with its affiliates, "BlackRock"). iS-11612-0214